Exhibit 99.1

IAN R. FRIENDLY ELECTED TO VALSPAR BOARD OF DIRECTORS

MINNEAPOLIS, Minn., June 17, 2009 – The Valspar Corporation (NYSE:VAL) announced today that the Board of Directors elected Ian R. Friendly, 48, executive vice president; chief operating officer, U.S. Retail, General Mills, Inc. (NYSE:GIS), to the Board of Directors. Mr. Friendly has been appointed to serve on the board’s audit committee.

“We are pleased to welcome Ian to our board,” said William L. Mansfield, Valspar chairman and chief executive officer. “He is a talented business leader who brings valuable management experience to our board and to Valspar. His insight will be a tremendous asset as the company continues to build its brands and expand its presence in global paint and coatings markets.”

Mr. Friendly was appointed executive vice president; chief operating officer, U.S. Retail, General Mills, Inc. in June 2006, and has responsibility for leading the company’s Big G, Yoplait, Meals, Pillsbury U.S., Snacks and Baking Products Division operations. From May 2004 until his appointment to his current position, Mr. Friendly served as president and CEO of Cereal Partners Worldwide (CPW), General Mills’ joint venture with Nestlé, and was responsible for a billion-dollar-plus global cereal business which distributes to over 130 countries outside of North America. Mr. Friendly joined General Mills in 1983 and held various positions before becoming Vice President of CPW in 1994, President of Yoplait in 1998, Senior Vice President of General Mills in 2000 and President of the Big G cereals division in 2002. Mr. Friendly is an advisory board member of the Queen’s University School of Business in Kingston, Ontario, serves on the Board of Trustees of Minnesota Public Radio and is a member of the Board of Directors of Artspace Projects, Inc. in Minneapolis, Minnesota.

Investor Contact: Tyler Treat, (612) 851-7358

Media Contact: Mike Dougherty, (612) 851-7802

The Valspar Corporation (NYSE:VAL) is a global leader in the paint and coatings industry. Since 1806, Valspar has been dedicated to bringing customers the latest innovations, the finest quality and the best customer service in the coatings industry.

For more information, visit www.valsparglobal.com.

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